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                                                                     EXHIBIT 4.8


                           AMENDMENT AGREEMENT No. 1
                           -------------------------


     This AMENDMENT AGREEMENT, dated as of September 30, 1995, is entered into between Alco Standard Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential").

     WHEREAS, the Company and Prudential have entered into that certain Assumption Agreement and Amended and Restated Note Agreement, dated as of May 13, 1994 (the "Note Agreement"); and

     WHEREAS, the Company wishes to amend certain provisions of the Note Agreement and Prudential has agreed to the amendments set forth below;

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.  Paragraph 6A.  Paragraph 6A is amended and restated in its entirety to
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read as follows:

          "6A(1) Funded Debt to Net Worth Ratios. Senior Funded Debt of the Company and its Consolidated Subsidiaries (x) to exceed 45% of the sum of Senior Funded Debt and Subordinated Funded Debt of the Company and its Consolidated Subsidiaries plus the consolidated minority interest obligations shown on the most recently delivered consolidated balance sheet of the Company and its Consolidated Subsidiaries and the Consolidated Net Worth of the Company and its Consolidated Subsidiaries, or (y) plus Subordinated Funded Debt of the Company and its Consolidated Subsidiaries, taken together, to exceed 55% of the sum of Senior Funded Debt and Subordinated Funded Debt of the Company and its Consolidated Subsidiaries plus the consolidated minority interest obligations shown on the most recently delivered consolidated balance sheet of the Company and its Consolidated Subsidiaries and the Consolidated Net Worth of the Company and its Consolidated Subsidiaries; and

          6A(2) Interest Coverage Ratios. The consolidated earnings (before reduction for taxes and after interest expense has been added back) of the Company and its Consolidated Subsidiaries for the most recent four quarters to be less than 3.5 times the consolidated interest expense of the Company and its Consolidated Subsidiaries for such four quarters. For purposes of calculating such ratio, (a) the Finance Leasing Subsidiaries shall be treated as if they were accounted for under the equity accounting method (i.e., the net or deficit of their income over their
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     expenses shall be taken into account in determining consolidated earnings of the Company and its Consolidated Subsidiaries but their aggregate interest expense shall not be added to the consolidated interest expense of the Company and its Consolidated Subsidiaries) and (b) the amount of either unusual or special non-operating gains or unusual or special non-operating losses during such four quarters that, in either the case of losses or gains, exceed, individually or in the aggregate, U.S. $25,000,000 shall be excluded. The total of either such gains or such losses up to and including U.S. $25,000,000 of either or both is to be included in the consolidated earnings for purposes of calculating compliance with this clause (iii); and

          6A(3) Contingent Liabilities. Contingent Liabilities to exceed the sum of U.S. $20,000,000 plus 10% of Consolidated Net Worth."

     2.  Paragraph 6B.  Paragraph 6B of the Note Agreement is hereby amended and
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restated in its entirety as follows:

          "6B.  [Intentionally left blank]"

     3.  Paragraph 6C(6).  Paragraph 6C(6) of the Note Agreement is hereby
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amended and restated in its entirety as follows:

          "6C(6).  [Intentionally left blank]"

     4.  Paragraph 7A(xii).  Paragraph 7A(xii) of the Note Agreement is amended
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by deleting the phrase "6A(3)" and inserting in place thereto the phrase
"6A(2)."

     5.  Miscellaneous.
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          (a)  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Note Agreement.

          (b) The Note Agreement, as amended by this Amendment Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

          (c) This Amendment Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which constitute one and the same Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands below as of the day and year first above written.


                                          THE PRUDENTIAL INSURANCE
                                               COMPANY OF AMERICA


                                          By: /s/ (Signature Appears Here)
                                             ---------------------------------
                                                      Vice President




                                          ALCO STANDARD CORPORATION


                                          By: /s/ (Signature Appears Here)
                                             ---------------------------------
                                             Title: Vice President and
                                                     Treasurer

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